AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

LOOMIS, SAYLES & COMPANY, L.P.

THIS AMENDMENT is made as of July 1, 2011, to the Sub-Advisory Agreement dated January 2, 2007, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Loomis, Sayles & Company, L.P. (the “Sub-Adviser”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUND	SUB-ADVISER COMPENSATION*
Transamerica Loomis Sayles Bond	0.325% of the first $200 million 0.300% over $200 million up to $750 million 0.275% over $750 million

*	As a percentage of average daily net assets on an annual basis.

In all other respects, the Agreement dated January 2, 2007, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of July 1, 2011.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President-Investment Management and Chief Investment Officer

LOOMIS, SAYLES & COMPANY, L.P.

By:	/s/ Lauren B. Pitalis
Name:	Lauren B. Pitalis
Title:	Vice President